SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 27, 2002

NETWORK ENGINES, INC.

(Exact name of registrant as specified in charter)

Delaware	000-30863	04-3064173
(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation)	File Number)	Identification No.)

25 Dan Road, Canton, Massachusetts	02021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 332-1000

N/A

(Former name or former address, if changed since last report)

Item 2.    Acquisition or Disposition of Assets.

On December 27, 2002 (the “Effective Date”), Network Engines, Inc., a Delaware corporation (“Network Engines”), completed its acquisition of TidalWire Inc., a Delaware corporation (“TidalWire”). The acquisition was completed pursuant to an Agreement and Plan of Merger, dated as of November 11, 2002 (the “Merger Agreement”), by and among Network Engines, Ninja Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Network Engines (“Merger Sub”), and TidalWire.

Upon consummation of the transactions contemplated by the Merger Agreement, Merger Sub was merged with and into TidalWire (the “Merger”), whereby TidalWire became a wholly owned subsidiary of Network Engines. Under the terms of the Merger Agreement each outstanding share of TidalWire common stock, $0.01 par value per share (the “TidalWire Common Stock”), held by certain stockholders of TidalWire (the “TidalWire Cash Stockholders”) as of the Effective Date was converted into the right to receive $1.6897 in cash without interest and subject to certain adjustments, and each share of TidalWire Common Stock held by the stockholders of TidalWire other than the TidalWire Cash Stockholders (the “TidalWire Key Stockholders”) as of the Effective Date was converted into the right to receive $1.18279 in cash without interest, subject to certain adjustments, and .49215 shares of Network Engines’ common stock, par value $0.01 per share (the “Network Engines Common Stock”). As a result, Network Engines made a net cash payment of approximately $9,320,000, net of repayments of stockholder notes receivable of approximately $590,000. An aggregate of 3,331,043 shares of Network Engines Common Stock were issued in connection with the Merger with an aggregate value of approximately $3,331,000, representing approximately 9.8% of the issued and outstanding shares of Network Engines Common Stock. Additionally, the outstanding options of TidalWire as of the Effective Date were converted into options to purchase an aggregate of approximately 1,035,033 shares of Network Engines Common Stock and Network Engines assumed approximately $1,878,000 outstanding under TidalWire’s working capital line of credit, which was repaid in full by Network Engines on December 27, 2002.

In connection with the Merger, Network Engines entered into an Executive Retention Agreement with Jeffrey A. Brandes, the former president of TidalWire.

Network Engines used existing working capital and shares of Network Engines Common Stock held in treasury as consideration in the Merger.

Prior to the Merger, TidalWire specialized in distributing storage networking connectivity products, information and support. Network Engines intends to continue TidalWire’s business substantially in the manner conducted by TidalWire prior to the Merger.

The Merger Agreement was approved by the board of directors and stockholders of each of Network Engines and TidalWire. The terms of the Merger Agreement, including the amount of consideration paid by Network Engines, were determined pursuant to arm’s-length negotiations.

Two directors of Network Engines, Frank M. Polestra and Robert M. Wadsworth, are partners of two substantial former stockholders of TidalWire. In addition, Mr. Wadsworth and one of Mr. Polestra’s partners served on the board of directors of TidalWire. Other than as described in this paragraph, to the best knowledge of Network Engines, none of Network Engines, any affiliate, director, officer, or any associate of any director or officer of Network Engines had any material relationship with TidalWire prior to the transaction.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is included as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference from Network Engines’ Current Report on Form 8-K filed with the Securities and Exchange Commission on November 15, 2002. Network Engines’ press release dated December 30, 2002, which is filed as Exhibit 99.1 to this Current Report on Form 8-K, is also incorporated herein by reference.

Item 5.    Other Events.

A purported class action and derivative lawsuit was filed on January 7, 2003 in the Court of Chancery in the State of Delaware against Network Engines and its Board of Directors relating to the acquisition of TidalWire Inc. The plaintiffs in the complaint allege that Network Engines and its Board of Directors breached their fiduciary duties by, among other things, paying an excessive amount in the acquisition of TidalWire and purportedly failing to disclose material facts in the Company’s Joint Proxy Statement/Information Statement distributed to stockholders for approval of the issuance of shares of Network Engines in the merger. The plaintiffs are seeking damages, rescission of the merger and other relief. Network Engines believes that it has highly meritorious defenses and intends to vigorously defend against the suit.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired.

Financial statements of the business being acquired from TidalWire have been previously reported as part of Network Engines’ definitive proxy statement on Schedule 14A, filed December 6, 2002, and are omitted pursuant to General Instruction B.3.

(b)	Pro Forma Financial Information.

As of the date of filing of this Current Report on Form 8-K, it is impracticable for Network Engines to provide the pro forma financial information required by this Item 7(b). In accordance with item 7(a)(4) of Form 8-K, such pro forma financial information will be filed by amendment to this Form 8-K no later than March 12, 2003.

(c)	Exhibits.

2.1
Agreement and Plan of Merger made as of November 11, 2002, by and among Network Engines, Inc., Ninja Acquisition Corp. and TidalWire Inc., incorporated by reference from Exhibit 2.1 to Network Engines’ Form 8-K filed with the Securities and Exchange Commission on November 15, 2002.

99.1	Press release dated December 30, 2002 announcing Network Engines, Inc.’s completed acquisition of TidalWire Inc.

99.2	Press release dated January 10, 2003 announcing the filing of a purported class action and derivative lawsuit relating to the TidalWire acquisition against Network Engines and its board of directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2003
NETWORK ENGINES, INC. (Registrant)

/s/ DOUGLAS G. BRYANT Douglas G. Bryant Vice President of Administration, Chief Financial Officer and Secretary

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

2.1
Agreement and Plan of Merger made as of November 11, 2002, by and among Network Engines, Inc., Ninja Acquisition Corp. and TidalWire Inc., incorporated by reference from Exhibit 2.1 to Network Engines’ Form 8-K filed with the Securities and Exchange Commission on November 15, 2002.

99.1	Press release dated December 30, 2002 announcing Network Engines, Inc.’s completed acquisition of TidalWire Inc.

99.2	Press release dated January 10, 2003 announcing the filing of a purported class action and derivative lawsuit relating to the TidalWire acquisition against Network Engines and its board of directors.

5